Exhibit 5.1

Opinion of Goldfarb, Levy, Eran, Meiri & Co.

March 30, 2007

RiT Technologies Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719
Israel

Dear Sirs:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of RiT Technologies Ltd. (the “Company”), relating to 1,810,350 of the Company’s ordinary shares, NIS 0.10 par value per share (“Ordinary Shares”), to be issued upon the exercise of share options granted or to be granted in accordance with the RiT Technologies Ltd. 2003 Share Option Plan (the “Plan”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares, when paid for and issued in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran, Meiri & Co.
Goldfarb, Levy, Eran, Meiri & Co.